Exhibit 99.1
PRESS RELEASE

Ocera Initiates Phase 1 Clinical Trial of Oral Drug Candidate OCR-002 for Prevention of Hepatic Encephalopathy

Company Strengthens Leadership Team with Two New Hires

PALO ALTO, Calif. and RESEARCH TRIANGLE PARK, N.C., September 16, 2015 - Ocera Therapeutics, Inc. (NASDAQ:OCRX), a clinical stage biopharmaceutical company focused on acute and chronic orphan liver diseases today announced that the company has initiated a Phase 1 clinical trial in healthy subjects to evaluate the pharmacokinetics, safety and tolerability of oral prototype solid-dose, extended-release formulations of OCR-002. These formulations will be compared against an immediate release oral solution of drug candidate OCR-002 and ammonia-lowering agent glycerol phenylbutrate (RAVICTI®), a pre-pro drug of phenylacetate, a component of OCR-002. The Phase 1 trial is an open-label, five-treatment, five-period crossover study expected to be completed by the end of 2015.

“We are very excited to have initiated human testing of our prototype oral formulations of OCR-002,” said Linda Grais, M.D., Ocera’s president and chief executive officer. “These preliminary formulations contain the same active ingredient, ornithine phenylacetate, currently being evaluated in an intravenous (IV) dosage form in our STOP-HE Phase 2b study. OCR-002 is a novel molecule which functions as an ammonia scavenger and has the potential to treat and prevent a serious neurocognitive disorder, hepatic encephalopathy (HE) related to elevated ammonia levels that can occur in patients with advanced cirrhosis or acute liver failure.

“OCR-002 is, to our knowledge, the only ammonia scavenger in clinical development for the treatment and now prevention of HE. Over 100 patients have been enrolled in our STOP-HE Phase 2b trial in acute HE, and with the initiation of this Phase 1 trial, we are one step closer to realizing our vision of providing continuity of care to HE patients.”

In conjunction with the announcement of the advancement in the company’s clinical development program, Ocera today further announced that Mark Coffin, Ph.D. has joined the company as Vice President of Pharmaceutical Development and Manufacturing, and Renu Jain, Ph.D. has joined as Vice President of Clinical Development. Both Coffin and Jain will be located at the Research Triangle Park office in Durham, N.C.
“Mark is a highly experienced pharmaceutical professional and we couldn’t be more pleased to have someone with his knowledge and depth of expertise joining the team,” said Dr. Grais. “He will be instrumental in designing and executing the chemical and pharmaceutical development strategies for the company’s drug candidates and we believe he will be a tremendous asset as we advance the oral formulation of OCR-002.”
Dr. Coffin comes to Ocera after approximately 25 years of experience at GlaxoSmithKline, where he held numerous positions of increasing responsibility, most recently serving as the U.S. Head of Process Robustness and 2nd Generation Drug Product. During his tenure at GSK, he was responsible for the development and global manufacturing of API and finished drugs and was involved in bringing more than 6 products to market. He has extensive experience in Research & Development, Process development, cGMP manufacturing, Analytical development and Quality systems. He received a Ph.D. in Pharmaceutics from The University of Texas at Austin and a B.S. in Pharmacy from Purdue University.
“We are also pleased to welcome Renu to the clinical team, and in doing so, we’ve expanded our capacity to execute on the strategic and tactical elements of our clinical development activities,” said Dr. Grais. “Her extensive, international hands-on clinical development experience, particularly with rare and orphan diseases, makes her ideally suited to lead our clinical programs for OCR-002.”
Dr. Jain joined Ocera from Grifols Therapeutics where she was a Clinical Program Director overseeing the clinical development, strategy and conduct of trials evaluating plasma-derived proteins in orphan and rare disorders. She has over 15 years of experience in oversight and management of Phase 1 through 4 clinical trials conducted in many regions of the world. She has been involved with filing of pre-IND, IND and NDA submissions. Dr. Jain received her Ph.D. from the School of Medicine, Department of Biochemistry, East Carolina University and her M.S. from University of Connecticut from the Department of Molecular Biology.

About Ocera
Ocera Therapeutics, Inc. is a clinical stage biopharmaceutical company focused on the development and commercialization of OCR-002 (ornithine phenylacetate) in both intravenous and oral formulations. OCR-002 is an ammonia scavenger and has been granted orphan drug designation and Fast Track status by the U.S. Food and Drug Administration (FDA) for the treatment of hyperammonemia and resultant hepatic encephalopathy in patients with acute liver failure and acute-on-chronic liver disease. For additional information, please see ocerainc.com.

Forward-Looking Statements
This press release contains "forward-looking" statements, including, without limitation, all statements related to the OCR-002 clinical development program, including but not limited to the potential benefits of OCR-002 to help patients with hepatic encephalopathy, the potential of Ocera’s new employees to assist in the development of OCR-002 and the timing of clinical milestones, particularly the completion of Ocera’s Phase 1 clinical trial of OCR-002. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "believe," "expected," "hope," "plan," "potential," "will" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Ocera's current expectations. Forward-looking statements involve risks and uncertainties and Ocera's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, including those risks and uncertainties discussed under the heading "Risk Factors" in Ocera's Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent filings with the SEC. All information in this press release is as of the date of the release, and Ocera undertakes no duty to update this information unless required by law.

###

Susan Sharpe
Ocera Therapeutics, Inc.
contact@ocerainc.com
919-328-1109